Exhibit 99.1

Umpqua Holdings Corporation Names Virgin America Inc. CMO Luanne Calvert to Board of Directors

PORTLAND, Ore.- September 15, 2015 - Umpqua Holdings Corporation (NASDAQ:UMPQ), the parent company of Umpqua Bank, has appointed Luanne Calvert, CMO of Virgin America Inc., to its board of directors, effective September 25, 2015.

As chief marketing officer of Virgin America, Calvert leads the airline’s brand strategy, online marketing, public relations, social media, and in-flight content and loyalty teams, including its Elevate frequent flyer program and credit card businesses.

“Luanne brings a terrific marketing and customer experience background to Umpqua’s board of directors,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “Her innovative approach complements Umpqua’s, and will add important perspective as we continue to advance the company’s growth strategy. We are pleased to welcome her to Umpqua.”

Before joining Virgin, Calvert served as creative director at Google, where she managed the brand globally and developed innovative campaigns to bring Google products directly to consumer and business audiences. Calvert also served as a Director of Marketing at Yahoo!, Inc. where she founded Yahoo!'s buzz marketing team before the term “viral marketing” existed, and served as Vice President of Marketing at Joe Boxer Apparel, during which time the company was recognized as “Marketer of the Year” by BrandWeek.

Calvert currently sits on the boards of the SF Travel Association and of First Graduate, a college success nonprofit organization. She is an advisor to the iMedia, VentureBeat, and The Real-Time Academy organizations, and was one of PRWeek's Top Marketing Innovators in 2015. Calvert holds a Bachelor of Science degree in marketing from San Francisco State University.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ:UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

Contacts
Umpqua Holdings Corporation
Eve Callahan, 503-727-4188
EVP, Corporate Communications
evecallahan@umpquabank.com